EXHIBIT 21.1

SUBSIDIARIES

Adept Technology, S.A.R.L., a French corporation

Adept Technology International Ltd., a California corporation

Adept Technology GmbH, a German corporation

Adept Global Technologies, a Cayman company

Adept Technology Holdings Co., a Delaware corporation

Adept Technology Canada Holding, Co., a Nova Scotia Canada corporation

Adept Technology Canada, Co., a Nova Scotia Canada corporation

Adept MobileRobots LLC, a Delaware Limited Liability Company

Adept InMoTx, Inc., a Delaware corporation

Adept Technology Denmark A/S, a Danish corporation